Exhibit 99.1

Global Defense & National Security Systems, Inc. Announces Notice of Delisting of Securities from

The NASDAQ Capital Market – Intends to Seek Relisting

RESTON, Va., November 24, 2015 – Global Defense & National Security Systems, Inc. (the “Company”), previously a special purpose acquisition company (“SPAC”) focused on the U.S. defense and national security sector, today announced that on November 23, 2015, it received a NASDAQ letter indicating the intent to suspend trading in the Company’s securities on The NASDAQ Capital Market, effective with the open of the market on November 25, 2015.

The Company will apply for relisting on The NASDAQ Capital Market, and is working to show full compliance with all applicable NASDAQ initial listing criteria. In the meantime, the Company expects that its common stock will be quoted in the OTC Pink Current Information tier, beginning on November 25, 2015.

The NASDAQ decision was based on its stated view that the Company does not meet the minimum shareholder requirement set forth in NASDAQ Listing Rule 5550(a)(3). Meeting this requirement is a common challenge for SPACs. The Company believes that it will be able to demonstrate compliance with all applicable initial listing requirements, including the 300 round lot shareholder requirement, and it intends to be relisted.

CONTACTS:

Joele Frank, Wilkinson Brimmer Katcher
Jamie Moser / Leigh Parrish

212-355-4449